Exhibit 99.1

Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Disclosure Regarding Forward-Looking Statements

In various places herein, we make “forward-looking statements” within the meaning of federal and state securities laws. Forward-looking statements are statements other than those of historical fact. Disclosures that use words such as “believes,” “expects,” “anticipates,” “estimates,” “will,” “may” or “should” and similar words and expressions are generally intended to identify forward-looking statements. These forward-looking statements reflect our then-current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. The most material, known risks are detailed in the sections entitled “Risks Related to the Raycom Merger” and “Risks Related to Our Business” herein, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly and annual reports filed with the Securities and Exchange Commission. All forward-looking statements herein, or incorporated by reference herein, are qualified by these cautionary statements and are made only as of the date of this Current Report on Form 8-K or the date of the information incorporated by reference herein, as the case may be, and we undertake no obligation to update any information contained herein, or incorporated by reference herein, or to publicly release any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this Current Report on Form 8-K. Any such forward-looking statements, whether made in or incorporated by reference herein or elsewhere, should be considered in context with the various disclosures made by us about our business. These forward-looking statements fall under the safe harbors of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•

we may not be able to complete the Raycom Merger or the KDLT Acquisition (as defined herein), on the terms and within the timeframe currently contemplated or at all, or to satisfy any material regulatory or other unexpected requirements in connection therewith, we may be unable to achieve expected synergies or benefits therefrom on a timely basis or at all, and/or we may encounter other risks or costs associated therewith;

•

we have substantial debt and, after issuance of the notes offered hereby and borrowings under the Incremental Term Loans, and the use of proceeds as described herein, we will have the ability to incur significant additional debt, including senior secured debt that would effectively rank senior in priority to the notes, any of which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage;

•	the agreements governing our various debt and other obligations restrict, and are expected to continue to restrict, our business and limit our ability to take certain actions;

•

our ability to meet our debt service obligations on the notes offered hereby and our other debt will depend on our future performance, which is, and will be, subject to many factors that are beyond our control;

•	we are a holding company with no material independent assets or operations and we depend on our subsidiaries for cash;

•

we are dependent on advertising revenues, which are seasonal and cyclical, and may also fluctuate as a result of a number of other factors, including any continuation of uncertain financial and economic conditions;

•	we are highly dependent upon a limited number of advertising categories;

•	we intend to seek to grow through strategic acquisitions, and acquisitions involve risks and uncertainties;

•	we may fail to realize any benefits and incur unanticipated losses related to any acquisition;

•	we purchase television programming in advance of earning any related revenue, and may not earn sufficient revenue to offset the costs thereof;

•	we are highly dependent on network affiliations and may lose a significant amount of television programming if a network terminates or significantly changes its affiliation with us;

•

we are dependent on our retransmission consent agreements with multichannel video programming distributors and any potential changes to the retransmission consent regime could materially adversely affect our business;

•	we are subject to risks of competition from local television stations as well as from cable systems, the Internet and other video providers;

•	we may incur significant capital and operating costs, including costs related to our obligations under our defined benefit pension plans;

•	we may be unable to maintain or increase our internet advertising revenue, which could have a material adverse effect on our business and operating results;

•	we may incur impairment charges related to our assets;

•	recently enacted changes to the U.S. tax laws may have a material impact on our business or financial condition;

•	cybersecurity risks could affect our operating effectiveness;

•	certain stockholders or groups of stockholders have the ability to exert significant influence over us;

•

we are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission (“FCC” or the “Commission”) control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy; and

•	the other risks and uncertainties discussed under “Risks Related to the Raycom Merger” and “Risks Related to Our Business” herein.

Certain Terms Used Herein

When used herein, unless the context requires otherwise, or as specifically described below:

•	The term “notes” means $500 million aggregate principal amount of senior notes offered in connection with the Raycom Transactions (as defined below);

•	The term “Gray”, the “Company” “we”, “us” and “our” means Gray Television, Inc., a Delaware corporation;

•	The term “Raycom” means Raycom Media, Inc., a Delaware corporation;

•

The term “Merger Agreement” means the Agreement and Plan of Merger by and among the Gray, Raycom, East Future Group, Inc., a wholly owned subsidiary of Gray (“Merger Sub”), and Tara Advisors, LLC, pursuant to which Merger Sub will merge with and into Raycom, with Raycom surviving the Raycom Merger as a direct wholly owned subsidiary of Gray (the “Raycom Merger”);

•	The term “Escrow Issuer” means Gray Escrow, Inc., a newly formed, wholly owned subsidiary of Gray;

•	The term “Senior Credit Facility” means our existing senior credit facility;

•	The term “Incremental Term Loans” means a $1.65 billion incremental term loan under our Senior Credit Facility that we expect to enter into in connection with the Raycom Merger;

•	The term “Existing Revolver” means our existing $100 million revolving credit facility;

•	The term “2018 Revolver” means the new five year revolving credit facility with borrowings of up to $200 million that we expect to enter into in connection with the Raycom Merger;

•

The term “Raycom Transactions” means the offering of notes, the funding of the Incremental Term Loans, the 2018 Revolver and the use of proceeds of each, together with the Raycom Merger, and the payment of fees and expenses in connection with each of the foregoing;

•	The term “Escrowed Funds” means the gross proceeds of the notes;

•	The term “Escrow Account” the account into which the Escrowed Funds will be deposited;

•	The term “Escrow Release Conditions” means the conditions that must be satisfied before the Escrowed Funds will be released from the Escrow Account

•	The term “Release Date” the date on which the Escrowed Funds will be released to the Company upon occurrence of the Escrow Release Conditions;

•

The term “Assumption” refers to the following events: on the Escrow Release Date, the Escrow Issuer will merge with and into the Company, with the Company as the surviving corporation, and the Company will become the primary obligor under the notes and the indenture and each of the Company’s existing and certain future domestic restricted subsidiaries (other than with respect to Raycom and its subsidiaries which will be required to guarantee the notes when such entities become guarantors under the Senior Credit Facility, which is expected to be on the Release Date or within 5 business days thereafter) will agree to guarantee the notes;

•	The term “Escrow End Date” means June 30, 2018 or September 30, 2019, if extended to that date in accordance with the Merger Agreement;

•

The term “Escrow Agent” means Wells Fargo Bank, N.A. as escrow agent under the escrow agreement (the “Escrow Agreement”) pursuant to which the Escrow Issuer will deposit into the Escrow Account with the Escrow Agent the Escrowed Funds;

•	The term “Trustee” means U.S. Bank National Association, as trustee under the Escrow Agreement;

•

The term “Special Mandatory Redemption” means, the Escrow Issuer’s obligation to redeem the notes at 100% of the issue price of the notes, plus accrued and unpaid interest to, but excluding, the redemption date upon occurrence of either (i) the Escrow Release Conditions having not occurred by the Escrow End Date or (ii) prior to the Escrow End Date, the Merger Agreement having bene terminated or the Company notifying the Trustee and the Escrow Agent in writing that it is no longer pursuing the Raycom Merger;

•	The term “Special Mandatory Redemption Date” means the third business day following the occurrence of a triggering event for a Special Mandatory Redemption;

•

The term “Gray Escrow Guarantee” means the Company’s agreement to pay an amount up to the amount necessary to fund the interest due on the notes from the closing date to, but excluding, the Special Mandatory Redemption Date (the “Shortfall Redemption Amount”) which, when taken together with the Escrowed Funds, will be sufficient to fund the Special Mandatory Redemption of the notes on the third business day following the Escrow End Date, if a Special Mandatory Redemption were to occur on such date;

•	The term “MVPDs” means multichannel video programming distributors;

•	The term “New Preferred Stock” means shares of a new series of perpetual preferred stock of the Company, with a stated face value of $1,000 per share;

•	The term “2024 notes” means our outstanding 5.125% senior notes due 2024;

•	The term “2026 notes” means our outstanding 5.875% senior notes due 2026;

•	The term “Nielsen” means the Nielsen Company;

•	The term “DMA” means designated market area;

•	The term “ABC” means the ABC Network;

•	The term “NBC” means the NBC Network;

•	The term “CBS” means the CBS Network;

•	The term “FOX” means the FOX Network;

•	The term “CW” means the CW Network or the CW Plus Network, collectively;

•	The term “MeTV” means the MeTV Network;

•

The term “KDLT Acquisition” means the pending acquisition of KDLT-TV (NBC), a television station serving the Sioux Falls, South Dakota market (DMA 110), which we expect to close in late 2018 or early 2019;

•	The term “Prior Acquisitions” means the stations acquired and retained in 2017 as well as those which we began operating under an LMA in 2017, each pursuant to the transactions discussed below:

1.

On January 13, 2017, we acquired the assets of KTVF-TV (NBC), KXDF-TV (CBS), and KFXF-TV (FOX) in the Fairbanks, Alaska television market (DMA 202), from Tanana Valley Television Company and Tanana Valley Holdings, LLC for an adjusted purchase price of $8.0 million.

2.

On January 17, 2017, we acquired the assets of two television stations that were divested by Nexstar Broadcasting, Inc. upon its merger with Media General, Inc.: WBAY-TV (ABC), in the Green Bay, Wisconsin television market (DMA 69), and KWQC-TV (NBC), in the Davenport, Iowa, Rock Island, Illinois, and Moline, Illinois or “Quad Cities” television market (DMA 102), for an adjusted purchase price of $269.9 million.

3.

On May 1, 2017, we acquired the assets of WDTV-TV (CBS) and WVFX-TV (FOX/CW) in the Clarksburg-Weston, West Virginia television market (DMA 169) from Withers Broadcasting Company of West Virginia (the “Clarksburg Acquisition”) for a total purchase price of $26.5 million. On May 13, 2016, we announced that we agreed to enter into the Clarksburg Acquisition. On June 1, 2016, we made a partial payment of $16.5 million and acquired the non-license assets of these stations. Also, on that date we began operating these stations, subject to the control of the seller, under a local marketing agreement (“LMA”) that terminated upon completion of the acquisition.

4.

On May 1, 2017, we acquired the assets of WABI-TV (CBS/CW) in the Bangor, Maine television market (DMA 156) and WCJB-TV (ABC/CW) in the Gainesville, Florida television market (DMA 159) from Community Broadcasting Service and Diversified Broadcasting, Inc. for a total purchase price of $85.0 million. On April 1, 2017, we began operating these stations, subject to the control of the seller, under an LMA that terminated upon completion of the acquisition.

5.

On August 1, 2017, we acquired the assets of WCAX-TV (CBS) in the Burlington, Vermont — Plattsburgh, New York television markets (DMA 97) from Mt. Mansfield Television, Inc., for an adjusted purchase price of $29.0 million. On June 1, 2017, we advanced $23.2 million of the purchase price to the seller and began to operate the station under an LMA, subject to the control of the seller. At closing, we paid the remaining $5.8 million of the purchase price and the LMA was terminated.

•

The term “Pending Raycom Acquisitions” means Raycom’s pending acquisitions of WUPV-DT in the Richmond, VA market and KYOU-TV in the Ottumwa, IA market pursuant to purchase agreements previously entered into by Raycom being assumed by Gray;

•	The term “Raycom Prior Acquisitions” means the stations and assets acquired by Raycom from June 30, 2016 through June 30, 2018 in the following transactions:

1.

On August 15, 2016, Raycom acquired the real property of KVHP (FOX) in the Lake Charles, Louisiana market (DMA 174) from National Media, Inc. for a cash purchase price of $21.9 million. In conjunction with the purchase, Raycom entered into a shared services arrangement with American Spirit Media, which purchased the FCC license and various other assets of KVHP.

2.

On May 1, 2017, Raycom acquired virtually all of the assets of WWSB (ABC) in the Tampa, Florida market (DMA 13) and WTXL (ABC) in the Tallahassee, Florida market (DMA 108) from Calkins Media, Inc., for a cash purchase price of $67.3 million.

3.

On August 8, 2017, Raycom purchased virtually all of the assets of WVUE (FOX) in the New Orleans, Louisiana market (DMA 51) from Louisiana Media Company, LLC for a cash purchase price of $52.1 million.

•	The term “Acquisitions” means the Prior Acquisitions, Raycom Merger, which includes the Pending Raycom Acquisitions, the Raycom Prior Acquisitions and the KDLT Acquisition.

****

Raycom Merger

On June 23, 2018, we entered into the Merger Agreement to acquire Raycom, a large privately-owned media company. The completion of the Raycom Merger will mark Gray’s transformation from a regional broadcaster into a leading media company with nationwide scale that continues to be based upon high-quality stations in attractive markets. Gray and Raycom have highly complementary portfolios of television stations, as well as highly complementary company cultures, award-winning journalistic commitments, and long histories of community service. Upon the completion of the Raycom Merger, Hilton Howell will continue as Executive Chairman and Chief Executive Officer of Gray, while Raycom President and CEO, Pat LaPlatney, will join Gray as President and Co-Chief Executive Officer. In addition, both Mr. LaPlatney and Raycom’s former President and CEO, Paul McTear, each of whom is currently a member of Raycom’s Board of Directors, will join Gray’s Board of Directors.

When the Raycom Merger is completed, Raycom will become a direct wholly owned subsidiary of Gray and, giving effect to the divestitures of stations in all overlap markets that Gray has proposed to sell simultaneously with the closing of the Raycom Merger, we will own and/or operate television stations and locally focused digital platforms serving 92 markets. Based on Nielsen’s 2017-2018 television season rankings, Raycom’s market DMAs range from 13 to 200, which are highly complementary to Gray’s existing market DMAs ranging from 61 to 209. Following the Raycom Merger, Gray will be the single largest owner of top-rated local television stations and digital assets in the country. At that time, its station portfolio will reach approximately 24 percent of U.S. television households through approximately 400 separate program streams including over 150 affiliates of the ABC/NBC/CBS/FOX networks, and 100 affiliates of CW, MyNetwork, and MeTV. Gray will own local television stations ranked number-one in all day Nielsen ratings in 62 of the combined 92 markets, and it will own number-one and/or number-two ranked television station in 85 of its 92 markets. In addition to high quality television stations, Gray will acquire additional Raycom businesses that provide (i) sports marketing, production and event management, (ii) sports and entertainment production services and (iii) automotive programming production and marketing solutions, all resulting in Gray becoming a more diversified media company. For the twelve months ended June 30, 2018, these additional Raycom businesses accounted for less than approximately 8% of Raycom’s revenue.

Combined Television Markets

The consummation of the Raycom Merger is subject to the satisfaction or waiver of certain customary closing conditions, including the receipt of approval from the FCC and the expiration or early termination of the waiting period applicable to the Raycom Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We currently anticipate that the Raycom Merger will be completed during the fourth quarter of 2018. Either party may terminate the Merger Agreement if it is not consummated on or before June 30, 2019, with an automatic extension to September 30, 2019 if necessary to obtain regulatory approval under the circumstances specified in the Merger Agreement.

To attempt to facilitate prompt regulatory approvals and closing of the Raycom Merger, Gray elected to divest certain television stations in each of the nine overlap markets. These divestitures will be completed concurrently with the closing of the Raycom Merger. Specifically, Gray intends to retain and divest stations in the overlap markets as follows:

Market (DMA Rank and Name)	Retained Full-Power Stations (November 2017 All-Day Rank)	Divested Full-Power Stations (November 2017 All-Day Rank)	Purchaser of Divested Full-Power Stations
61 Knoxville	Gray WVLT (#2 CBS)	Raycom WTNZ (#5 Fox)	Lockwood Broadcasting, Inc.
78 Toledo	Gray WTVG (#2 ABC)	Raycom WTOL (#1 CBS)	TEGNA Inc.
86 Waco	Gray KWTX (#1 CBS)	Raycom KXXV (#3 ABC)	E.W. Scripps Company
108 Tallahassee	Gray WCTV (#1 CBS)	Raycom WTXL (#2 ABC)	E.W. Scripps Company
112 Augusta	Gray WRDW (#2 CBS)	Raycom WFXG (#3 Fox)	Lockwood Broadcasting, Inc.
144 Odessa	Gray KOSA (#1 CBS)	Raycom KWES (#2 NBC)	TEGNA Inc.
151 Panama City	Gray WJHG (#1 ABC)	Raycom WPGX (#4 Fox)	Lockwood Broadcasting, Inc.
154 Albany	Raycom WALB (#1 ABC)	Gray WSWG (#3 CBS)	Marquee Broadcasting, Inc.
173 Dothan	Gray WTVY (#1 CBS)	Raycom WDFX (#3 Fox)	Lockwood Broadcasting, Inc.

Upon consummation of the Raycom Merger, all outstanding shares of Raycom capital stock, and options and warrants to purchase Raycom capital stock, will be cancelled, and all indebtedness of Raycom will be repaid, in exchange for aggregate consideration consisting of (i) 11,500,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), (ii) $2.85 billion in cash (subject to certain adjustments as set forth in the Merger Agreement) (the “Cash Merger Consideration”) and (iii) 650,000 shares of a new series of perpetual preferred stock of the Company, with a stated face value of $1,000 per share (the “New Preferred Stock”, and together with the 11,500,000 shares of Common Stock and the Cash Merger Consideration, the “Merger Consideration”). See “Description of New Preferred Stock.”

Financing of the Raycom Merger

In connection with the Raycom Merger, in addition to this offering, we expect to enter into (1) a $1.65 billion incremental term loan (the “Incremental Term Loans”) under our senior credit facility (the “Senior Credit Facility”), subject to market conditions at the time of financing and (2) a replacement of our existing $100 million revolving credit facility (the “Existing Revolver”) with a new five year revolving credit facility with borrowings of up to $200 million (the “2018 Revolver”). We do not intend to draw upon the 2018 Revolver to finance the Raycom Merger. See “Description of Other Indebtedness” for a further description of the Incremental Term Loans and the 2018 Revolver.

Raycom Company Overview

Raycom is headquartered in Montgomery, Alabama. Formed in 1996, Raycom, an employee-owned company, is a large privately-owned local media company and owns and/or provides services for 61 television stations and 2 radio stations in 44 markets located in 20 states. Raycom owns or provides services for stations covering 16% of U.S. television households and employs over 8,300 individuals in full and part-time positions. Raycom’s portfolio includes the number-one and/or number-two ranked television station operations in 75% of its markets.

Raycom primarily operates in mid-sized markets that feature stable economies and strong growth potential. By focusing on mid-sized markets, Raycom faces less competition and is able to achieve lower absolute costs of operations and greater leverage with content providers and other suppliers.

From June 30, 2016 through June 30, 2018, Raycom completed three acquisition transactions.

On August 15, 2016, Raycom acquired the real property of KVHP (FOX) in the Lake Charles, Louisiana market (DMA 174) from National Media, Inc. for a cash purchase price of $21.9 million. In conjunction with the purchase, Raycom entered into a shared services arrangement with American Spirit Media, which purchased the FCC license and various other assets of KVHP.

On May 1, 2017, Raycom acquired virtually all of the assets of WWSB (ABC) in the Tampa, Florida market (DMA 13) and WTXL (ABC) in the Tallahassee, Florida market (DMA 108) from Calkins Media, Inc., for a cash purchase price of $67.3 million.

On August 8, 2017, Raycom purchased virtually all of the assets of WVUE (FOX) in the New Orleans, Louisiana market (DMA 51) from Louisiana Media Company, LLC for a cash purchase price of $52.1 million.

We refer to the stations and assets acquired by Raycom from June 30, 2016 through June 30, 2018 as the “Raycom Prior Acquisitions.”

The following table provides information about the full-power television stations owned by Raycom as of October 23, 2018:

DMA Rank(a)	Designated Market Area (“DMA”)	Station Call Letters		Primary Channel Network Affiliation	Primary Broadcast License Expiration Date
13	Tampa, FL	WWSB		ABC	2/1/2021
19	Cleveland, OH	WOIO		CBS	10/1/2021
19	Cleveland, OH	WUAB		CW	10/1/2021
23	Charlotte, NC	WBTV		CBS	12/1/2020
35	Cincinnati, OH	WXIX		FOX	10/1/2021
37	West Palm Beach, FL	WFLX	(b)	FOX	2/1/2021
44	Birmingham, AL	WBRC		FOX	4/1/2021
49	Louisville, KY	WAVE		NBC	8/1/2021
50	Memphis, TN	WMC		NBC	8/1/2021
51	New Orleans, LA	WVUE		FOX	6/1/2021
55	Richmond, VA	WWBT		NBC	10/1/2020
61	Knoxville, TN	WTNZ	(c)	FOX	8/1/2021
65	Tucson, AZ	KOLD		CBS	10/1/2022
66	Honolulu, HI	KGMB		CBS	2/1/2023
66	Honolulu, HI	KHNL		NBC	2/1/2023
66	Honolulu, HI	KHBC	(d)	NBC	2/1/2023
66	Honolulu, HI	KOGG	(d)	NBC	2/1/2023
77	Columbia, SC	WIS		NBC	12/1/2020
78	Toledo, OH	WTOL	(c)	CBS	10/1/2021
80	Huntsville, AL	WAFF		NBC	4/1/2021
82	Paducah, KY	KFVS		CBS	8/1/2021
83	Shreveport, LA	KSLA		CBS	6/1/2021
86	Waco-Bryan, TX	KXXV	(c)	ABC	8/1/2022
90	Savannah, GA	WTOC		CBS	4/1/2021
92	Charleston, SC	WCSC		CBS	12/1/2020
94	Baton Rouge, LA	WAFB		CBS	6/1/2021
95	Jackson, MS	WLBT		NBC	6/1/2021
101	Myrtle Beach, SC	WMBF		NBC	12/1/2020
103	Evansville, IN	WFIE		NBC	8/1/2021
104	Boise, ID	KNIN	(b)	FOX	10/1/2022
108	Tallahassee, FL	WTXL	(c)	ABC	2/1/2021
109	Tyler-Lufkin, TX	KLTV	(d)	ABC	8/1/2022
109	Tyler-Lufkin, TX	KTRE		ABC	8/1/2022
112	Augusta, GA	WFXG	(c)	FOX	4/1/2021
124	Montgomery, AL	WSFA		NBC	4/1/2021
127	Columbus, GA	WTVM		ABC	4/1/2021
130	Wilmington, NC	WECT		NBC	12/1/2020
131	Amarillo, TX	KFDA		CBS	8/1/2022
131	Amarillo, TX	KEYU		TEL	8/1/2022
144	Odessa-Midland, TX	KWES	(c)	NBC	8/1/2022
144	Odessa-Midland, TX	KWAB		NBC	8/1/2022
145	Lubbock, TX	KCBD		NBC	8/1/2022
149	Wichita Falls, TX	KSWO		ABC	8/1/2022
151	Panama City, FL	WPGX	(c)	FOX	2/1/2021
154	Albany, GA	WALB		NBC	4/1/2021
157	Biloxi-Gulfport, MS	WLOX		ABC	6/1/2021
168	Hattiesburg, MS	WDAM		NBC	6/1/2021
173	Dothan, AL	WDFX	(c)	FOX	4/1/2021
174	Lake Charles, LA	KPLC		NBC	6/1/2021
182	Jonesboro, AR	KAIT		ABC	6/1/2021

(a)	DMA rank for the 2017-2018 television season based on information published by Nielsen.

(b)	Station operated by a third party pursuant to a shared services agreement.

(c)	Station under contract to be divested in connection with the Raycom Merger.

(d)

This station is a satellite station under FCC rules and simulcasts the programming of Raycom’s primary channel in its market. This station may offer some locally originated programming, such as local news.

In addition to television stations, Raycom is the parent company of Community Newspaper Holdings, Inc. (“CNHI”) (community newspapers and information products; over 100 titles located in 23 states), PureCars (digital ad platform for the automotive industry), Raycom Sports Network, LLC (“Raycom Sports”) (a marketing, production, events management and distribution company), Raycom Tupelo-Honey Productions (“RTHP”) (a live event production company) and RTM Studios, Inc. (an automotive programming production and marketing solutions company). Through Raycom Sports, Raycom owns over-the-air syndication, regional cable and digital media rights to Atlantic Coast Conference athletic programming. Raycom has initiated processes to sell or spin off CNHI and PureCars, and consequently Gray will not acquire either CNHI or PureCars in the Raycom Merger. Raycom Sports, RTHP and RTM Studios, Inc. accounted for less than approximately 8% of Raycom’s revenue for the 12 months ended June 30, 2018.

For the twelve months ended June 30, 2018, Raycom generated revenue of $1,107 million, broadcast cash flow of $377 million and operating cash flow of $335 million. For a reconciliation of broadcast cash flow and operating cash flow, see “— Summary Historical Consolidated Financial and Other Data of Raycom.”

Raycom benefits from a large and diverse portfolio of high quality assets. Raycom generated the vast majority of its revenue of $1,107 million in the twelve months ended June 30, 2018 from Big 4 affiliates including 30% from CBS affiliates, 30% from NBC affiliates, 22% from Fox affiliates and 13% from ABC affiliates. Given this makeup, Raycom generated a significant portion of its gross revenue from local advertising. However, no individual market represented more than 6% of Raycom’s total Revenue, with the largest revenue markets being Charlotte, NC and Cleveland, OH.

Estimated Sources and Uses for the Raycom Merger

In connection with the Raycom Merger, in addition to this offering, we expect to enter into the 2018 Revolver and the Incremental Term Loans, subject to market conditions at the time of financing.

We intend to use the net proceeds from this offering, the Incremental Term Loans and cash on hand, to (1) finance the Cash Merger Consideration and (2) pay fees and expenses related to the Raycom Transactions. Pending consummation of the Raycom Merger, the gross proceeds of this offering will be held in the Escrow Account. The release of the Escrowed Funds will be conditioned on, among other things, the contemporaneous consummation of the Raycom Merger. If (1) the Escrow Release Conditions are not satisfied on or prior to the Escrow End Date or (2) prior to the Escrow End Date, the Merger Agreement is terminated or we notify the Trustee and the Escrow Agent in writing that we are no longer pursuing the Raycom Merger, then the Escrow Issuer will be required to redeem the notes at 100% of the issue price of the notes, plus accrued and unpaid interest from the issue date or the most recent date to which interest has been paid or duly provided for on the notes, as the case may be, to, but excluding, the Special Mandatory Redemption Date, with the Escrowed Funds and Gray Escrow Guarantee, as described under “Description of Notes — Escrow of Proceeds; Escrow Conditions.” Pursuant to the Gray Escrow Guarantee, we will agree to pay the Shortfall Redemption Amount which, when taken together with the Escrowed Funds, will be sufficient to fund a Special Mandatory Redemption of the notes on the third business day following the Escrow End Date, if a Special Mandatory Redemption were to occur on such date. See “Description of Notes — Escrow of Proceeds; Escrow Conditions.”

The following table sets forth the estimated sources and uses of funds in connection with the Raycom Merger, the other Raycom Transactions, the KDLT Acquisition and the Pending Raycom Acquisitions. The actual sources and uses of funds may vary from the estimated sources and uses of funds in the table and accompanying footnotes set forth below (in millions).

Source of Funds	Amount
Available cash from Gray	$480.0
Available cash from Raycom	121.0
After tax divestiture proceeds	234.0
Incremental Term Loans	1,650.0
Notes offered hereby	500.0
Common Stock issuance to Raycom stockholders(3)	190.7
New Preferred Stock issuance to Raycom stockholders(4)	650.0

Source of Funds	Amount
Total sources	$3,825.7

Use of Funds	Amount
Cash and stock to Raycom equityholders and debtholders(1)	$3,690.7
Estimated fees and expenses(2)	85.0
KDLT Acquisition and the Pending Raycom Acquisitions	50.0

Total uses	$3,825.7

(1)	The cash portion of the Merger Consideration is approximately $2.85 billion.

(2)

Reflects our estimate of fees and expenses associated with the Raycom Merger and related financing transactions, including underwriting fees, the initial purchasers’ discount, advisory fees and other fees and transaction costs. See “— Summary Unaudited Pro Forma Combined Financial Information.” There can be no assurances that such fees and expenses will not exceed our estimate.

(3)	Assumes a share price of $16.58, based upon the closing price of Common Stock on October 26, 2018.

(4)

The New Preferred Stock will accrue dividends at 8% per annum payable in cash or 8.5% per annum payable in the form of additional New Preferred Stock, at our election. The holders of the New Preferred Stock will not be entitled to vote on any matter submitted to our stockholders for a vote, except as required by Georgia law. Holders of the New Preferred Stock would be entitled to receive a liquidation preference equal to $1,000 per share plus all accrued and unpaid dividends. See “Description of New Preferred Stock.”

Corporate Structure Chart

(1)	The Escrow Issuer, a wholly owned subsidiary of Gray, will initially issue the notes.

(2)

Assuming satisfaction of the Escrow Release Conditions on or prior to the Escrow End Date, Gray will become the primary obligor of the notes upon the merger of the Escrow Issuer with and into Gray, with Gray as the surviving corporation, and will assume all rights and obligations of the Escrow Issuer under the indenture pursuant to a supplemental indenture. In addition, Gray will continue to be the borrower under the Senior Credit Facility.

(3)

Guarantors of the notes following consummation of the Raycom Merger and the Assumption ( Raycom and its subsidiaries will be required to guarantee the notes when such entities become guarantors under the Senior Credit Facility, which is expected to be on the Release Date or within 5 business days thereafter). Prior to the Release Date, Gray will provide the Gray Escrow Guarantee for the Shortfall Redemption Amount which, when taken together with the funds in the Escrow Account, is expected to be sufficient to fund the Special Mandatory Redemption of the notes on the third business day following the Escrow End Date, if a Special Mandatory Redemption were to occur on such date. See “Description of Notes — Escrow of Proceeds; Escrow Conditions.” Following the Release Date, the notes will be fully and unconditionally guaranteed by each of the Company’s existing and future domestic restricted subsidiaries (other than with respect to Raycom and its subsidiaries which will be required to guarantee the notes when such entities become guarantors under the Senior Credit Facility, which is expected to be on the Release Date or within 5 business days thereafter). As of the Release Date, other than as described in the previous sentence with respect Raycom and its subsidiaries, we do not expect to have any non-guarantor subsidiaries (other than Riverwatch Augusta Land, LLC). See “Description of Notes — Subsidiary Guarantees.”

Certain Preliminary Financial Information for the Quarter Ended September 30, 2018

Gray is in the process of finalizing its financial results for the quarter ended September 30, 2018. We have prepared, and are presenting, the range of estimated financial results set forth below in good faith based upon our internal reporting for the quarter ended September 30, 2018. The estimates represent the most current information available to us. Such estimates have not been subject to our normal financial closing and financial statement preparation processes. As a result, our actual results could be different and those differences could be material. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

•

We expect our revenue (less agency commissions) to be between $278 million and $280 million for the quarter ended September 30, 2018 compared to $219.0 million for the third quarter ended September 30, 2017; and

•

We expect broadcast operating expenses to be between $144 million and $146 million, and corporate and administrative expenses to be between $10.5 million and $11.5 million, for the quarter ended September 30, 2018, compared to $139.5 million and $8.3 million, respectively, for the quarter ended September 30, 2017.

The estimated results of operations for the quarter ended September 30, 2018 included in this offering memorandum have been prepared by, and are the responsibility of, Gray’s management. RSM US LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial information. Accordingly, RSM US LLP does not express an opinion or any other form of assurance with respect thereto.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF RAYCOM

We have derived the following summary historical consolidated financial and other data as of and for each of the years ended December 31, 2017, 2016 and 2015 from the audited consolidated carve-out financial statements, and related notes, of Raycom filed by Gray as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on November 1, 2018 (the “Raycom Financial Statement 8-K”) and incorporated herein by reference. We have derived the following summary historical financial and other data of Raycom as of and for the six months ended June 30, 2018 and 2017 from the unaudited interim condensed consolidated carve-out financial statements of Raycom filed as Exhibit 99.3 to the Raycom Financial Statement 8-K and incorporated herein by reference. We have derived the following summary historical consolidated financial and other data as of and for the twelve months ended June 30, 2018 by adding the financial and other data from Raycom’s audited consolidated carve-out financial statements for the year ended December 31, 2017 to the financial and other data from Raycom’s unaudited condensed consolidated carve-out financial statements for the six months ended June 30, 2018 and subtracting the financial and other data from Raycom’s unaudited condensed consolidated carve-out financial statements for the six months ended June 30, 2017. You should not consider Raycom’s results for the six month periods or the twelve month period, or Raycom’s financial condition as of any such dates, to be indicative of Raycom’s results or financial condition to be expected for or as of any other interim period or any full year period. The summary historical consolidated financial and other data presented below does not contain all of the information you should consider before deciding whether or not to invest in the notes, and should be read in conjunction with the risk factors included in this offering memorandum and the historical consolidated financial statements, and notes thereto, of Raycom referred to above and incorporated by reference into this offering memorandum.

	Year Ended December 31,			Six Months Ended June 30, (unaudited)		Twelve Months Ended
	2017	2016	2015	2018	2017	June 30, 2018 (unaudited)(2)
	(in thousands)
Statement of Operations Data(1):
Revenues (less agency commissions and rep fees)	$1,058,851	$1,038,221	$917,453	$558,944	$510,519	$1,107,276
Expenses:
Operating	482,939	414,239	375,156	261,052	236,587	507,404
Selling, general and administrative	269,212	260,418	236,969	134,443	131,967	271,688
Depreciation and amortization	39,661	51,881	87,429	19,132	19,902	38,891
Gain on FCC spectrum Auction	(32,293)	—	—	—	(32,293)	—

Operating expenses	759,519	726,538	699,554	414,627	356,163	817,983

Operating profit	299,332	311,683	217,899	144,317	154,356	289,293
Other income (expense), net	23,518	5,537	(10,987)	665	1,552	22,631
Interest expense	(176,811)	(172,746)	(166,235)	(87,617)	(86,952)	(177,476)
Interest income	1,539	1,109	244	141	394	1,286

Income before income taxes	147,578	145,583	40,921	57,506	69,350	135,734
Income tax expense	(97,764)	(50,953)	(11,576)	(14,763)	(25,602)	(86,925)

Net income	$49,814	$94,630	$29,345	$42,743	$43,748	$48,809

Balance Sheet Data (at end of period):
Cash and cash equivalents	$82,979	$82,799	$71,670	$120,533	$56,206
Goodwill, net	999,393	992,114	983,509	999,393	997,719
Total assets	2,226,788	2,191,741	2,142,947	2,208,912	2,216,436
Total debt	(2,554,415)	(2,567,010)	(2,587,614)	(2,529,777)	(2,599,959)
Deficit in net assets	(512,880)	(537,583)	(605,973)	(494,529)	(521,489)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$82,723	$121,978	$136,133	$95,679	$46,050	$132,352
Investing activities	(28,943)	(48,075)	(239,385)	(5,377)	(75,081)	40,761
Financing activities	(53,600)	(62,774)	63,636	(52,748)	2,439	(108,787)
Other Financial and Operating Data(2):
Broadcast cash flow	$351,225	$402,325	$340,440	$183,298	$157,841	$376,682
Broadcast cash flow less cash corporate expenses	312,144	365,143	306,283	165,540	143,121	334,563
Operating cash flow	312,144	365,143	306,283	165,540	143,121	334,563
Capital expenditures	(22,852)	(26,169)	(26,780)	(5,377)	(8,223)	(20,006)

(1)	Our operating results fluctuate significantly between years, in accordance with, among other things, increased political advertising expenditures in even-numbered years.

(2)

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any gain or loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any gain or loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as defined in the Senior Credit Facility as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain or loss on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We use these amounts to approximate amounts used to calculate a key financial performance covenant contained in our debt agreements and believe it is useful to investors to understand this measure and its importance to us.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

A reconciliation of each of broadcast cash flow, broadcast cash flow less cash corporate expenses and operating cash flow to net income calculated in accordance with GAAP is as follows:

	Year Ended December 31,			Six Months Ended June 30, (unaudited)		Twelve Months Ended
	2017	2016	2015	2018	2017	June 30, 2018 (unaudited)
	(in thousands)
Net income	$49,814	$94,630	$29,345	$42,743	$43,748	$48,809
Adjustments to reconcile net income to broadcast cash flow, broadcast cash flow less cash corporate expenses and operating cash flow:
Depreciation	36,434	35,100	34,500	18,157	17,884	36,707
Amortization of intangible assets	3,227	16,781	52,929	975	2,018	2,184
Non-cash stock based compensation	5,416	2,239	1,544	3,472	2,087	6,801
(Gain) loss on investments, disposal of assets, and other, net	(58,363)	(5,537)	10,987	(665)	(33,845)	(25,183)
Miscellaneous (income)/expense, net	1,013	(1,109)	(244)	(141)	(394)	1,266
Interest expense	176,811	172,746	166,235	87,617	86,952	177,476
Income tax expense	97,764	50,953	11,576	14,763	25,602	86,925
Amortization of program broadcast rights	20,538	21,073	22,131	9,738	9,741	20,535
Payments for program broadcast rights	(20,510)	(21,733)	(22,720)	(11,119)	(10,672)	(20,957)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	39,081	37,182	34,157	17,758	14,720	42,119

Broadcast cash flow	351,225	402,325	340,440	183,298	157,841	376,682
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(39,081)	(37,182)	(34,157)	(17,758)	(14,720)	(42,119)

Broadcast cash flow less cash corporate expenses	312,144	365,143	306,283	165,540	143,121	334,563
Contributions to pension plans	—	—	—	—	—	—

Operating cash flow	$312,144	$365,143	$306,283	$165,540	$143,121	$334,563

Risks Related to the Raycom Merger

If the Raycom Merger is consummated but we do not realize the expected benefits, including synergies, therefrom, our business and results of operations or financial condition may be materially adversely impacted.

There is no assurance that Raycom will be successfully or cost effectively integrated into our existing business. After the consummation of the Raycom Merger, we will have significantly more television stations covering additional markets and the third largest portfolio of station and markets in the country. The Raycom Merger will also require us to expand the scope of our operations as we will acquire several additional Raycom businesses that will result in a more diversified media company. Our management will be required to devote significant amount of time and attention to the integration process, including managing a significantly larger and more diversified company than before the consummation of the Raycom Merger and integrating operations of the Raycom business while carrying on the ongoing operations of our business. The process of integrating the business operations may cause an interruption of, or loss of momentum in, the activities of our historical business after consummation of the Raycom Merger. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and its liquidity, results of operations and financial condition may be materially adversely impacted. In addition, following the consummation of the Raycom Merger, we may identify additional risks and uncertainties not yet known to us.

Even if we are able to successfully integrate Gray and Raycom, it may not be possible to realize the full benefits, including the expected synergies, that are expected to result from the Raycom Merger, or realize these benefits within the time frame that is expected. Our expected cost savings, as well as any revenue or other synergies, are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. If we fail to realize the benefits we anticipate from the Raycom Merger, our liquidity, results of operations or financial condition may be adversely impacted. The Raycom Merger, if consummated, will create numerous risks and uncertainties relating to the successful combination of the businesses to achieve synergies which could adversely affect our business and results of operations. If the Raycom Merger is consummated, our post-closing recourse is limited.

We may be unable to consummate the Raycom Merger, on the terms and within the timeframe currently contemplated or at all, which may negatively impact our business and results of operations or financial condition.

If the Raycom Merger is not consummated, on the terms and within the timeframe currently contemplated or at all, our ongoing businesses may be materially and adversely affected, we will not have realized any of the potential benefits of having consummated the Raycom Merger, and we will be subject to a number of risks, including the following:

•

matters relating to the Raycom Merger (including integration planning) may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us; and

•	we could be subject to litigation related to our failure to consummate the Raycom Merger or to perform our obligations under the Merger Agreement.

If the Raycom Merger is not consummated on the terms and within the timeframe currently contemplated or at all, any or all of these risks may materially adversely impact our business and results of operations or financial condition.

The Raycom Merger is subject to various closing conditions, including governmental and regulatory approvals as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

Consummation of the Raycom Merger is subject to customary closing conditions, a number of which are outside our control. It is possible that some of the conditions may prevent, delay or otherwise materially adversely affect the completion of the Raycom Merger. These conditions include, among other things: (i) the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino antitrust act, (ii) approval by the FCC, (iii) the absence of legal restraints preventing consummation of the Raycom Merger, (iv) compliance in all material respects by each party with its respective obligations under the Merger Agreement, and (v) no material adverse effect with respect to Raycom or Gray (as described in the Merger Agreement) since the date of execution of the Merger Agreement. We cannot predict with certainty whether and when any of the required closing conditions will be satisfied.

If the Raycom Merger does not receive, or timely receive, the required regulatory approvals and clearances, or if any event occurs that delays or prevents the Raycom Merger, such failure or delay to complete the Raycom Merger may cause uncertainty or other negative consequences that may materially adversely impact our business and results of operations or financial condition.

We will incur significant transaction and merger-related integration costs in connection with the Raycom Transactions.

We expect to pay significant transaction costs in connection with the Raycom Transactions. These transaction costs include legal, accounting and financial advisory fees and expenses, expenses associated with the new indebtedness that will be incurred in connection with the Raycom Transactions, filing fees, printing expenses, mailing expenses and other related charges. The combined company may also incur costs associated with integrating the operations of the two companies, and these costs may be significant and may have an adverse effect on the combined company’s future operating results if the anticipated cost savings from the Raycom Transactions are not achieved. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, should allow the combined company to offset these incremental expenses over time, the net benefit may not be achieved in the near term, or at all.

Uncertainties associated with the Raycom Transactions may cause employees to leave Gray, Raycom or the combined company and may otherwise affect the future business and operations of the combined company.

The combined company’s success after the Raycom Transactions will depend in part upon its ability to retain key employees of Gray and Raycom. Prior to and following the closing of the Raycom Transactions, current and prospective employees of Gray and Raycom may experience uncertainty about their future roles with Gray, Raycom or the combined company and choose to pursue other opportunities, which could have an adverse effect on Gray, Raycom or the combined company. If key employees depart, the integration of the two companies may be more difficult and the combined company’s business following the consummation of the Raycom Transactions may be adversely affected.

Risks Related to Our Business

As used in this section “Risks Related to Our Business,” with regard to risk factors that reference the combined company, or the company following the consummation of the Raycom Merger, the terms “we,” “us,” “our” or similar terms shall be deemed to be a reference in such risk factor to the combined company after the consummation of the Raycom Merger, unless the context otherwise dictates.

The success of our business is, and will be following the consummation of the Raycom Merger, dependent upon advertising revenues, which are seasonal and cyclical, and also fluctuate as a result of a number of factors, some of which are beyond our control.

Our main source of revenue is the sale of advertising time and space. Our ability to sell advertising time and space depends on, among other things:

•	economic conditions in the areas where our stations are located and in the nation as a whole;

•	the popularity of the programming offered by our television stations;

•	changes in the population demographics in the areas where our stations are located;

•

local and national advertising price fluctuations, which can be affected by the availability of programming, the popularity of programming, and the relative supply of and demand for commercial advertising;

•	our competitors’ activities, including increased competition from other advertising-based mediums, particularly cable networks, MVPDs and the internet;

•	the duration and extent of any network preemption of regularly scheduled programming for any reason;

•	decisions by advertisers to withdraw or delay planned advertising expenditures for any reason;

•	labor disputes or other disruptions at major national advertisers, programming providers or networks; and

•	other factors beyond our control.

Our results are also subject to seasonal and cyclical fluctuations. Seasonal fluctuations typically result in higher revenue and broadcast operating income in the second and fourth quarters than in the first and third quarters of each year. This seasonality is primarily attributable to advertisers’ increased expenditures in the spring and in anticipation of holiday season spending in the fourth quarter and an increase in television viewership during this period. In addition, we typically experience fluctuations in our revenue and broadcast operating income between even-numbered and odd-numbered years. In years in which there are impending elections for various state and national offices, which primarily occur in even-numbered years, political advertising revenue tends to increase, often significantly, and particularly during presidential election years. We consider political advertising revenue to be revenue earned from the sale to political candidates, political parties and special interest groups of advertisements broadcast by our stations that contain messages primarily focused on elections and/or public policy issues. In even-numbered years, we typically derive a material portion of our broadcast advertising revenue from political broadcast advertisers. For the years ended December 31, 2017 and 2016, we derived approximately 2% and 11%, respectively, of our total revenue from political advertising revenue and Raycom derived approximately 2% and 8%, respectively, of its total revenue from political advertising revenue. If political advertising revenues declined, especially in an even-numbered year, our results of operations and financial condition could also be materially adversely affected. Also, our stations affiliated with the NBC Network broadcast Olympic Games and typically experience increased viewership and revenue during those broadcasts, which also occur in even-numbered years. As a result of the seasonality and cyclicality of our revenue and broadcast operating income, and the historically significant increase in our revenue and broadcast operating income during even-numbered years, potential investors are cautioned that it has been, and is expected to remain, difficult to engage in period-over-period comparisons of our revenue and results of operations.

Continued uncertain financial and economic conditions may have an adverse impact on our business, results of operations or financial condition including on the combined company after the consummation of the Raycom Merger.

Financial and economic conditions continue to be uncertain over the longer term and the continuation or worsening of such conditions could reduce consumer confidence and have an adverse effect on our business, results of operations and/or financial condition. If consumer confidence were to decline, this decline could negatively affect our advertising customers’ businesses and their advertising budgets. In addition, volatile economic conditions could have a negative impact on our industry or the industries of our customers who advertise on our stations, resulting in reduced advertising sales. Furthermore, it may be possible that actions taken by any governmental or regulatory body for the purpose of stabilizing the economy or financial markets will not achieve their intended effect. In addition to any negative direct consequences to our business or results of operations arising from these financial and economic developments, some of these actions may adversely affect financial institutions, capital providers, advertisers or other consumers on whom we rely, including for access to future capital or financing arrangements necessary to support our business. Our inability to obtain financing in amounts and at times necessary could make it more difficult or impossible to meet our obligations or otherwise take actions in our best interests.

Our dependence upon a limited number of advertising categories could adversely affect our business.

We consider broadcast advertising revenue to be revenue earned primarily from the sale of advertisements broadcast by our stations. Although no single customer represented more than 5% of our broadcast advertising revenue for the year ended December 31, 2017 or the twelve months ended June 30, 2018, we and Raycom derived a material portion of non-political broadcast advertising revenue from advertisers in a limited number of industries, particularly the automotive industry. For the year ended December 31, 2017 and the twelve months ended June 30, 2018, we derived approximately 25% and 24%, respectively, of our total broadcast advertising revenue from our advertisers in the automotive industry and Raycom derived approximately 19% and 17%, respectively, of its total broadcast advertising revenue from its advertisers in the automotive industry. Our results of operations and financial condition could be materially adversely affected, including after the consummation of the Raycom Merger, if broadcast advertising revenue from the automotive, or certain other industries, such as the medical, restaurant, communications, or furniture and appliances, industries, declined.

We intend to continue to evaluate growth opportunities through strategic acquisitions, including after the consummation of the Raycom Merger, and there are significant risks associated with an acquisition strategy.

We intend to continue to evaluate opportunities for growth through selective acquisitions of television stations or station groups. There can be no assurances that we will be able to identify any suitable acquisition candidates, and we cannot predict whether we will be successful in pursuing or completing any acquisitions, or what the consequences of not completing any acquisitions would be. Consummation of any proposed acquisition at any time may also be subject to various conditions such as compliance with FCC rules and policies. Consummation of acquisitions may also be subject to antitrust or other regulatory requirements.

An acquisition strategy involves numerous other risks, including risks associated with:

•	identifying suitable acquisition candidates and negotiating definitive purchase agreements on satisfactory terms;

•	integrating operations and systems and managing a large and geographically diverse group of stations;

•

obtaining financing to complete acquisitions, which financing may not be available to us at times, in amounts, or at rates acceptable to us, if at all, and potentially the related risks associated with increased debt;

•	diverting our management’s attention from other business concerns;

•	potentially losing key employees; and

•	potential changes in the regulatory approval process that may make it materially more expensive, or materially delay our ability, to consummate any proposed acquisitions.

Our failure to identify suitable acquisition candidates, or to complete any acquisitions and integrate any acquired business, or to obtain the expected benefits therefrom, could materially adversely affect our business, financial condition and results of operations.

We may fail to realize any benefits and incur unanticipated losses related to any acquisition.

The success of any strategic acquisition depends, in part, on our ability to successfully combine the acquired business and assets with our business and our ability to successfully manage the assets so acquired. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers and employees or to achieve the anticipated benefits of the acquisition. Successful integration may also be hampered by any differences between the operations and corporate culture of the two organizations. Additionally, general market and economic conditions may inhibit our successful integration of any business. If we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully, or at all, or may take longer to realize than expected. Finally, any cost savings that are realized may be offset by losses in revenues from the acquired business, any assets or operations disposed of in connection therewith or otherwise, or charges to earnings in connection with such acquisitions.

We must purchase television programming in advance of knowing whether a particular show will be popular enough for us to recoup our costs.

One of our most significant costs is for the purchase of television programming. If a particular program is not sufficiently popular among audiences in relation to the cost we pay for such program, we may not be able to sell enough related advertising time for us to recover the costs we pay to broadcast the program. We also must usually purchase programming several years in advance, and we may have to commit to purchase more than one year’s worth of programming, resulting in the incurrence of significant costs in advance of our receipt of any related revenue. We may also replace programs that are performing poorly before we have recaptured any significant portion of the costs we incurred in obtaining such programming or fully expensed the costs for financial reporting purposes. Any of these factors could reduce our revenues, result in the incurrence of impairment charges or otherwise cause our costs to escalate relative to revenues.

We are, and will be following the consummation of the Raycom Merger, highly dependent upon our network affiliations, and our business and results of operations may be materially affected if a network (i) terminates its affiliation with us, (ii) significantly changes the economic terms and conditions of any future affiliation agreements with us or (iii) significantly changes the type, quality or quantity of programming provided to us under an affiliation agreement.

Our business depends in large part on the success of our network affiliations. Nearly all of our stations are directly or indirectly affiliated with at least one of the four major broadcast networks pursuant to a separate affiliation agreement. Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the affiliated network during the term of the related agreement. The combined company’s affiliation agreements generally expire at various dates through December 2023. See “Business — Markets and Stations” incorporated by reference into this offering memorandum for additional information on all of our affiliation agreements and their respective expiration dates.

If we cannot enter into affiliation agreements to replace any agreements in advance of their expiration, we would no longer be able to carry the affiliated network’s programming. This loss of programming would require us to seek to obtain replacement programming. Such replacement programming may involve higher costs and may not be as attractive to our target audiences, thereby reducing our ability to generate advertising revenue. Furthermore, our concentration of CBS and/or NBC affiliates makes us particularly sensitive to adverse changes in our business relationship with, and the general success of, CBS and/or NBC and Raycom’s concentration of NBC and CBS affiliates similarly makes Raycom particularly sensitive to the relationship with and general success of NBC and CBS.

We can give no assurance that any future affiliation agreements will have economic terms or conditions equivalent to or more advantageous to us than our current agreements. If in the future a network or networks impose more adverse economic terms upon us, such event or events could have a material adverse effect on our business and results of operations.

In addition, if we are unable to renew or replace any existing affiliation agreements, we may be unable to satisfy certain obligations under our existing or any future retransmission consent agreements with MVPDs and/or secure payment of retransmission consent fees under such agreements. Furthermore, if in the future a network limited or removed our ability to retransmit network programming to MVPDs, we may be unable to satisfy certain obligations or criteria for fees under any existing or any future retransmission consent agreements. In either case, such an event could have a material adverse effect on our business and results of operations.

We are, and expect to continue to be following the consummation of the Raycom Merger, also dependent upon our retransmission consent agreements with MVPDs, and we cannot predict the outcome of potential regulatory changes to the retransmission consent regime.

We are also dependent, in significant part, on our retransmission consent agreements. Our current retransmission consent agreements expire at various times over the next several years. No assurances can be provided that we will be able to renegotiate all of such agreements on favorable terms, on a timely basis, or at all. The failure to renegotiate such agreements could have a material adverse effect on our business and results of operations.

Our ability to successfully negotiate future retransmission consent agreements may be hindered by potential legislative or regulatory charges to the framework under which these agreements are negotiated.

For example, on March 31, 2014, the FCC amended its rules governing “good faith” retransmission consent negotiations to provide that it is a per se violation of the statutory duty to negotiate in good faith for a television broadcast station that is ranked among the top-four stations in a market (as measured by audience share) to negotiate retransmission consent jointly with another top-four station in the same market if the stations are not commonly owned. As part of the STELA Reauthorization Act of 2014 (“STELAR”), Congress further tightened the restriction to prohibit joint negotiation with any television station in the same market unless the stations are under common de jure control. We currently are not a party to any agreements that delegate our authority to negotiate retransmission consent for any of our television stations or grant us authority to negotiate retransmission consent for any other television station. Nevertheless, we cannot predict how this restriction might impact future opportunities.

The FCC also has sought comment on whether it should modify or eliminate the network non-duplication and syndicated exclusivity rules. We cannot predict the outcome of this proceeding. If, however, the FCC eliminates or relaxes its rules enforcing our program exclusivity rights, it could affect our ability to negotiate future retransmission consent agreements, and it could harm our ratings and advertising revenue if cable and satellite operators import duplicative programming.

In addition, certain online video distributors (“OVDs”) have explored streaming broadcast programming over the internet without approval from or payments to the broadcaster. The majority of federal courts have issued preliminary injunctions enjoining these OVDs from streaming broadcast programming because the courts have generally concluded that OVDs are unlikely to demonstrate that they are eligible for the statutory copyright license that provides cable operators with the requisite copyrights to retransmit broadcast programming, although in July 2015 a district court concluded that OVDs should be eligible for the statutory copyright license. We cannot predict the outcome of that appeal or whether the courts will continue to issue similar injunctions against future OVDs. Separately, on December 19, 2014, the FCC issued an NPRM proposing to classify certain OVDs as MVPDs for purposes of certain FCC carriage rules. If the FCC adopts its proposal, OVDs would need to negotiate for consent from broadcasters before they retransmit broadcast signals. We cannot predict whether the FCC will adopt its proposal or other modified rules that might weaken our rights to negotiate with OVDs.

In September 2015, the FCC, in accordance with STELAR, issued a notice of proposed rulemaking to review the “totality of the circumstances test” used to evaluate whether broadcast stations and MVPDs are negotiating for retransmission consent in good faith. In a July 14, 2016 blog post, the Chairman of the FCC announced that the FCC will not be adopting additional rules governing the retransmission consent process as a part of this proceeding. Instead, the FCC will monitor retransmission consent negotiations and rule on good-faith-negotiation complaints on a case-by-case basis. We cannot predict whether this approach will affect our ability to negotiate retransmission consent agreements, including the rates that we obtain from MVPDs, nor can we predict whether the FCC might reopen this proceeding in the future. The FCC also has taken other actions to implement various provisions of STELAR affecting the carriage of television stations, including (i) adopting rules that allow for the modification of satellite television markets in order to ensure that satellite operators carry the broadcast stations of most interest to their communities, (ii) prohibiting a television station from limiting the ability of an MVPD to carry into its local market television signals that are deemed significantly viewed; and (iii) eliminating the “sweeps prohibition,” which had precluded cable operators from deleting or repositioning local commercial television stations during “sweeps” ratings periods.

Congress also continues to consider various changes to the statutory scheme governing retransmission of broadcast programming. Some of the proposed bills would make it more difficult to negotiate retransmission consent agreements with large MVPDs and would weaken our leverage to seek market-based compensation for our programming. We cannot predict whether any of these proposals will become law, and, if any do, we cannot determine the effect that any statutory changes would have on our business.

We operate in a highly competitive environment. Competition occurs on multiple levels (for audiences, programming and advertisers) and is based on a variety of factors. If we are not able to successfully compete in all relevant aspects, our revenues will be materially adversely affected.

Television stations compete for audiences, certain programming (including news) and advertisers. Signal coverage and carriage on MVPD systems also materially affect a television station’s competitive position. With respect to audiences, stations compete primarily based on broadcast program popularity. We cannot provide any assurances as to the acceptability by audiences of any of the programs we broadcast. Further, because we compete with other broadcast stations for certain programming, we cannot provide any assurances that we will be able to obtain any desired programming at costs that we believe are reasonable. Cable-network programming, combined with increased access to cable and satellite TV, has become a significant competitor for broadcast television programming viewers. Cable networks’ viewership and advertising share have increased due to the growth in MVPD penetration (the percentage of television households that are connected to a MVPD system) and increased investments in programming by cable networks. Further increases in the advertising share of cable networks could materially adversely affect the advertising revenue of our television stations.

In addition, technological innovation and the resulting proliferation of programming alternatives, such as internet websites, mobile apps and wireless carriers, direct-to-consumer video distribution systems, and home entertainment systems have further fractionalized television viewing audiences and resulted in additional challenges to revenue generation. New technologies and methods of buying advertising also present an additional competitive challenge, as competitors may offer products and services such as the ability to purchase advertising programmatically or bundled offline and online advertising, aimed at more efficiently capturing advertising spend.

Our inability or failure to broadcast popular programs, or otherwise maintain viewership for any reason, including as a result of increases in programming alternatives, or our loss of advertising due to technological changes, could result in a lack of advertisers, or a reduction in the amount advertisers are willing to pay us to advertise, which could have a material adverse effect on our business, financial condition and results of operations.

Our defined benefit pension plan obligation is currently underfunded, and, if certain factors worsen, we may have to make significant cash payments, which could reduce the cash available for our business.

We have underfunded obligations under our defined benefit pension plan. Notwithstanding that our pension plan is frozen with regard to any future benefit accruals, the funded status of our pension plan is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and the discount rate used to determine pension obligations. Unfavorable returns on the plan’s assets or unfavorable changes in applicable laws or regulations may materially change the timing and amount of required plan funding, which could reduce the cash available for our business. In addition, any future decreases in the discount rate used to determine pension obligations could result in an increase in the valuation of pension obligations, which could affect the reported funding status of our pension plan and future contributions.

We may be unable to maintain or increase our internet advertising revenue, which could have a material adverse effect on our business and operating results.

We generate a portion of our advertising revenue from the sale of advertisements on our internet sites. Our ability to maintain and increase this advertising revenue is largely dependent upon the number of users actively visiting our internet sites. As a result, we must increase user engagement with our internet sites in order to increase our advertising revenue. Because internet advertising techniques are evolving, if our technology and advertisement serving techniques do not evolve to meet the changing needs of advertisers, our advertising revenue could also decline. Changes in our business model, advertising inventory or initiatives could also cause a decrease in our internet advertising revenue.

We do not have long-term agreements with most of our internet advertisers. Any termination, change or decrease in our relationships with our largest advertising clients could have a material adverse effect on our revenue and profitability. If we do not maintain or increase our advertising revenue, our business, results of operations and financial condition could be materially adversely affected.

We have, in the past, incurred impairment charges on our goodwill and/or broadcast licenses, and any such future charges may have a material effect on the value of our total assets.

As of June 30, 2018, the book value of our broadcast licenses was $1.5 billion and the book value of our goodwill was $611.1 million, in comparison to total assets of $3.3 billion. Not less than annually, and more frequently if necessary, we are required to evaluate our goodwill and broadcast licenses to determine if the estimated fair value of these intangible assets is less than book value. If the estimated fair value of these intangible assets is less than book value, we will be required to record a non-cash expense to write down the book value of the intangible asset to the estimated fair value. We cannot make any assurances that any required impairment charges will not have a material adverse effect on our total assets.

Recently enacted changes to the U.S. tax laws may have a material impact on our business or financial condition.

On December 22, 2017, U.S. tax reform legislation known as the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. The TCJA makes substantial changes to U.S. tax law, including a reduction in the corporate tax rate, a limitation on deductibility of interest expense, a limitation on the use of net operating losses to offset future taxable income and the allowance of immediate expensing of capital expenditures. The TCJA had, and we expect it to continue to have, significant effects on us, some of which may be adverse. The extent of the impact remains uncertain at this time and is subject to any other regulatory or administrative developments, including any regulations or other guidance yet to be promulgated by the U.S. Internal Revenue Service. The TCJA contains numerous, complex provisions that could affect us, and we continue to review and assess its potential impact on us.

Cybersecurity risks could affect our operating effectiveness.

We use computers in substantially all aspects of our business operations. Our revenues are increasingly dependent on digital products. Such use exposes us to potential cyber incidents resulting from deliberate attacks or unintentional events. These incidents could include, but are not limited to, unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, data corruption or operational disruption. The results of these incidents could include, but are not limited to, business interruption, disclosure of nonpublic information, decreased advertising revenues, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation, financial consequences and reputational damage adversely affecting customer or investor confidence, any or all of which could adversely affect our business. Although we have systems and processes in place to protect against risks associated with cyber incidents, depending on the nature of an incident, these protections may not be fully sufficient.

Certain stockholders or groups of stockholders have the ability, and following the consummation of the Raycom Merger are expected to continue to have the ability, to exert significant influence over us.

Hilton H. Howell, Jr., our Chairman, President and Chief Executive Officer, is the husband of Robin R. Howell, a member of our Board of Directors (collectively with other members of their family, the “Howell-Robinson Family”). As of August 21, 2018, collectively, the Howell-Robinson Family directly or indirectly beneficially owned shares representing approximately 39.4% of the outstanding combined voting power of our common stock and Class A common stock.

As a result of these significant stockholdings and positions on the Board of Directors, the Howell-Robinson Family is able to exert significant influence over our policies and management, potentially in a manner which may not be consistent with the interests of our debtholders.

We are, and expect to continue to be following the consummation of the Raycom Merger, a holding company with no material independent assets or operations and we depend on our subsidiaries for cash.

We are a holding company with no material independent assets or operations, other than our investments in our subsidiaries. Because we are a holding company, we are dependent upon the payment of dividends, distributions, loans or advances to us by our subsidiaries to fund our obligations. These payments could be or become subject to dividend or other restrictions under applicable laws in the jurisdictions in which our subsidiaries operate. Payments by our subsidiaries are also contingent upon the subsidiaries’ earnings. If we are unable to obtain sufficient funds from our subsidiaries to fund our obligations, our financial condition and ability to meet our obligations may be adversely affected.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of Gray give effect to the Raycom Transactions, including the Raycom Merger for an adjusted purchase price of approximately $3.691 billion, this offering of notes, the funding of the Incremental Term Loans, the 2018 Revolver and the payment of fees and expenses in connection with each of the foregoing, and the planned divestiture of one of Gray’s existing television stations and eight of Raycom’s existing television stations prior to the execution of the Raycom Merger to facilitate regulatory approvals.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 were prepared based on the historical: (i) condensed consolidated statements of operations of Gray; and (ii) condensed consolidated carve-out statements of operations of Raycom, giving pro forma effect to the Raycom Transactions and the divestiture of television stations as if they had all been consummated on January 1, 2017. The unaudited pro forma condensed combined balance sheet was prepared based on the historical: (i) condensed consolidated balance sheet of Gray and (ii) condensed consolidated carve-out balance sheet of Raycom, each as of June 30, 2018, giving pro forma effect to the Raycom Transactions and the divestiture of television stations as if they had all been consummated on June 30, 2018.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Gray considered the acquirer of Raycom. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, Gray has completed only a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Raycom Merger, and is in the process of completing a final allocation of such purchase price. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

The following unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Gray would have been had the Raycom Transactions occurred on the date assumed or any other date, nor is it necessarily indicative of Gray’s future results of operations for any future period or as of any future date. The following unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Gray management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The following unaudited pro forma condensed combined financial information does not contain all of the information you should consider before deciding whether or not to invest in the notes, and should be read in conjunction with the consolidated financial statements and notes thereto of Gray, incorporated by reference into this offering memorandum, and the unaudited interim historical consolidated carve-out financial statements and notes thereto, of Raycom, incorporated by reference into this offering memorandum.

Gray has incurred significant costs, and expects to achieve certain revenue and other synergies, in connection with the completion of the Raycom Merger and the integration of the acquired operations. The following unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax or other synergies expected to result from the Raycom Merger. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The consummation of the Raycom Merger is subject to the satisfaction or waiver of certain customary closing conditions, including approval from the Federal Communications Commission and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

GRAY TELEVISION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six Months Ended June 30, 2018
	Gray		Raycom(a)		Divestiture Gray(b)		Divestitures Raycom(c)		Pro Forma Adjustments		Pro Forma Combined
Revenues (less agency commissions)	$476,602		$564,040		$(2,667)		$(47,196)		$-0	-	$990,779
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	291,573		382,833		(1,547)		(33,260)		-0	-	639,599
Corporate and administrative	19,093		17,758		-0	-	-0	-	(2,707	)(d)	34,144
Depreciation and amortization	37,826		19,132		(17)		(2,376)		37,193	(e)	91,758
(Gain) loss on disposal of assets, net	(1,615)		-0	-	36		-0	-	-0	-	(1,579)

Operating expenses	346,877		419,723		(1,528)		(35,636)		34,486		763,922

Operating income (loss)	129,725		144,317		(1,139)		(11,560)		(34,486)		226,857
Other income (expense):
Miscellaneous income (expense), net	1,262		665		1		59		-0	-	1,987
Interest (expense) income, net	(49,081)		(87,476)		-0	-	5,228		21,098	(f)	(110,231)

Income (loss) before income taxes	81,906		57,506		(1,138)		(6,273)		(13,388)		118,613
Income tax expense (benefit)	21,256		14,763		(289)		(1,593)		(4,009	)(g)	30,128

Net income (loss)	60,650		42,743		(849)		(4,680)		(9,379)		84,485
Dividends on perpetual preferred stock	-0	-	-0	-	-0	-	-0	-	26,000	(h)	26,000

Net income available to common stockholders	$60,650		$42,743		$(849)		$(4,680)		$(35,379)		$62,485

Basic per share information:
Net income available to common stockholders	$0.69										$0.63

Weighted average shares outstanding	88,408		-0	-	-0	-	-0	-	11,500	(i)	99,908

Diluted per share information:
Net income available to common stockholders	$0.68										$0.62

Weighted average shares outstanding	88,937		-0	-	-0	-	-0	-	11,500	(i)	100,437

GRAY TELEVISION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Years Ended December 31, 2017
	Gray		Raycom(a)		Divestiture Gray(b)		Divestitures Raycom(c)		Pro Forma Adjustments		Pro Forma Combined
Revenues (less agency commissions)	$882,728		$1,068,969		$(4,244)		$(88,331)		$-0	-	$1,859,122
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	557,563		723,188		(2,886)		(58,393)		-0	-	1,219,472
Corporate and administrative	31,589		39,081		-0	-	-0	-	-0	-(d)	70,670
Depreciation and amortization	77,045		39,661		(33)		(4,424)		72,660	(e)	184,909
(Gain) loss on disposal of assets, net	(74,200)		(32,293)		(1)		-0	-	-0-		(106,494)

Operating expenses	591,997		769,637		(2,920)		(62,817)		72,660		1,368,557

Operating income (loss)	290,731		299,332		(1,324)		(25,514)		(72,660)		490,565
Other income (expense):
Miscellaneous income (expense), net	657		26,070		-0	-	597		-0	-	27,324
Interest (expense) income, net	(95,259)		(175,272)		-0	-	13,107		41,121	(f)	(216,303)
Loss from early extinguishment of debt	(2,851)		(2,552)		-0	-	-0	-	-0	-	(5,403)

Income (loss) before income taxes	193,278		147,578		(1,324)		(11,810)		(31,539)		296,183
Income tax (benefit) expense	(68,674)		97,764		(516)		(4,606)		91,543	(g)	115,511

Net income (loss)	261,952		49,814		(808)		(7,204)		(123,082)		180,672
Dividends on perpetual preferred stock	-0	-	-0	-	-0	-	-0	-	52,000	(h)	52,000

Net income available to common stockholders	$261,952		$49,814		$(808)		$(7,204)		$(175,082)		$128,672

Basic per share information:
Net income available to common stockholders	$3.59										$1.52

Weighted average shares outstanding	73,061		-0	-	-0	-	-0	-	11,500	(i)	84,561

Diluted per share information:
Net income available to common stockholders	$3.55										$1.51

Weighted average shares outstanding	73,836		-0	-	-0	-	-0	-	11,500	(i)	85,336

GRAY TELEVISION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(IN THOUSANDS)

	June 30, 2018
	Gray		Raycom (j)		Divestiture Gray (k)		Divestitures Raycom (l)		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$510,577		$120,533		$-0	-	$-0	-	$(430,000	)(m)	$201,110
Receivables, net	176,712		221,985		(246)		(18,642)		-0	-	379,809
Other current assets	35,116		39,867		(22)		(2,095)		-0	-	72,866

Total current assets	722,405		382,385		(268)		(20,737)		(430,000)		653,785

Property and equipment, net	342,996		232,113		(630)		(28,576)		117,887	(n)	663,790
Broadcast licenses	1,530,703		471,803		(1,554)		(64,795)		1,628,197	(o)	3,564,354
Goodwill	611,100		999,393		(198)		(36,744)		112,871	(p)	1,686,422
Other intangible assets, net	63,196		41,403		-0	-	(6,578)		308,597	(q)	406,618
Other assets	31,045		81,815		(17)		(56)		(49,447	)(s)	63,340

Total assets	$3,301,445		$2,208,912		$(2,667)		$(157,486)		$1,688,105		$7,038,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,119		$31,860		$6		$(873)		$(19,662	)(r)	$17,450
Accrued expenses	100,760		99,763		(35)		(8,487)		-0	-	192,001
Current portion of program broadcast obligations	5,274		12,097		-0	-	(1,259)		-0	-	16,112
Deferred revenue	5,038		-0	-	-0	-	-0	-	-0	-	5,038
Current portion of long term debt	37,000		32,467		-0	-	-0	-	(15,967	)(r)	53,500

Total current liabilities	154,191		176,187		(29)		(10,619)		(35,629)		284,101

Long term debt, less current portion and deferred financing costs	1,799,229		2,497,310		-0	-	-0	-	(423,690	)(r)	3,872,849
Deferred income taxes	272,541		-0	-	-0	-	-0	-	472,442	(s)	744,983
Other long term liabilities	42,526		29,944		(118)		(271)		-0	-	72,081

Total liabilities	2,268,487		2,703,441		(147)		(10,890)		13,123		4,974,014

Perpetual redeemable preferred stock	-0	-	-0	-	-0	-	-0	-	650,000	(t)	650,000

STOCKHOLDERS’ EQUITY	1,032,958		(494,529)		(2,520)		(146,596)		1,024,982		1,414,295

Total liabilities, preferred stock and stockholders’ equity	$3,301,445		$2,208,912		$(2,667)		$(157,486)		$1,688,105		$7,038,309

The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of the combined company based upon the historical financial statements of each of Gray and Raycom, after giving effect to the Raycom Transactions and the divestitures of the television stations, including the pro forma adjustments described in these notes, and are intended to reflect the impact of the transactions on Gray’s historical consolidated results of operations. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and year ended December 31, 2017 combine the historical consolidated statements of operations of Gray with the historical condensed consolidated carve-out statements of operations of Raycom, as if the Raycom Transactions and the divestiture of television stations had occurred as of January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the historical consolidated balance sheet of Gray with the historical condensed consolidated carve-out balance sheet of Raycom, as if the Raycom Transactions and the divestiture of television stations had occurred as of June 30, 2018. The accompanying unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the unaudited interim consolidated financial statements of Gray and the unaudited interim condensed consolidated carve-out financial statements of Raycom as of and for the six month period ended June 30, 2018, and the audited consolidated financial statements of Gray and the audited consolidated carve-out financial statements of Raycom for their fiscal years ended December 31, 2017.

The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expected to result from the Raycom Merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Gray considered the acquirer of Raycom. The following adjustments are reflected:

(a) Upon consummation of the Raycom Merger, Raycom’s accounting policies will be conformed to those of Gray. Gray has identified preliminary adjustments to Raycom’s accounting policies to those of Gray based upon currently available information and assumptions management believes to be reasonable. Financial information presented in the “Raycom” column in the unaudited pro forma condensed combined statements of operations for six months ended June 30, 2018 and the year ended December 31, 2017, has been reclassified to conform to that of Gray as indicated in the table below (in thousands):

Presentation in Raycom Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Raycom Historical Six Months ended June 30, 2018	Reclassifications		Unaudited Pro Forma Six months ended June 30, 2018
Gross revenues	Revenues (less agency commissions)	$607,121	$—		$607,121
Agency commissions and representation fees	Revenues (less agency commissions)	(48,177)	5,096	1	(43,081)
Operating expenses	Broadcast operating expenses	261,052	5,096	1	266,148
Selling, general, and administrative expenses	Broadcast operating expenses	134,443	(17,758	) 2	116,685
—	Corporate and administrative operating expenses	—	17,758	2	17,758
Depreciation and amortization	Depreciation and amortization	19,132	—		19,132
Interest expense	Interest (expense) income	(87,617)			(87,617)
Interest income	Interest (expense) income	141			141
Gain (loss) on long-term investments, sale of assets, and other, net	Miscellaneous income (expense), net	665			665
Income tax expense	Income tax (benefit) expense	14,763	—		14,763

Presentation in Raycom Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Raycom Historical Year ended December 31, 2017	Reclassifications		Unaudited Pro Forma Year ended December 31, 2017
Gross revenues	Revenues (less agency commissions)	$1,157,192	$—		$1,157,192
Agency commissions and representation fees	Revenues (less agency commissions)	(98,341)	10,118	1	(88,223)
Operating expenses	Broadcast operating expenses	482,939	10,118	1	493,057
Selling, general, and administrative expenses	Broadcast operating expenses	269,212	(39,081	) 2	230,131
—	Corporate and administrative operating expenses	—	39,081	2	39,081
Depreciation and amortization	Depreciation and amortization	39,661	—		39,661
Gain of FCC spectrum auction	(Gain) loss on disposal of assets, net	(32,293)	—		(32,293)
Interest expense	Interest (expense) income	(176,811)			(176,811)
Interest income	Interest (expense) income	1,539			1,539
Other expense, net	Loss from early extinguishment of debt	(2,552)			(2,552)
Gain (loss) on long-term investments, sale of assets, and other, net	Miscellaneous income (expense), net	26,070			26,070
Income tax expense	Income tax (benefit) expense	97,764	—		97,764

1 –

In order to conform with the treatment of representation fees for Gray’s financial reporting, the $5.1 million and $10.1 million of Raycom’s representation fees for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, have been reclassified out of Agency commissions and representation fees into Broadcast operating expenses.

2 –

In order to conform with the treatment of corporate and administrative expenses for Gray’s financial reporting, the $17.8 million and $39.1 million of Raycom’s expenses related to corporate and administrative costs for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, have been reclassified out of Selling, general, and administrative operating expenses into Corporate and administrative operating expenses.

Management of Gray is currently in the process of conducting a more detailed review of Raycom’s accounting policies to determine if differences in accounting policies require any further reclassification of Raycom’s financials to conform to Gray’s accounting policies and classifications. As a result, Gray may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

(b)	Adjustments to reflect the elimination of the results of operations of WSWG in Albany, Georgia which will be sold in connection with the closing of the Raycom Merger.

(c)

Adjustments to reflect the elimination of the results of operations of the stations that will be sold in connection with the closing of the Raycom Merger (WTNZ in Knoxville, Tennessee; WTOL in Toledo, Ohio; KXXV in Waco, Texas; WTXL in Tallahassee, Florida; WFXG in Augusta, Georgia; KWES in Odessa, Texas; WPGX in Panama City, Florida; and WDFX in Dothan, Alabama).

(d)

For the six month period ended June 30, 2018, an adjustment to eliminate $2.7 million in legal and other professional fees related to the Raycom Merger which were incurred by Gray. No such expenses were incurred during the year ended December 31, 2017.

(e)

Adjustments to depreciation and amortization expense of assets acquired by Gray in the Raycom Merger. The adjustment replaces historical depreciation and amortization expense for these assets with estimated depreciation and amortization expense calculated using Gray’s preliminary fair value estimates for assets acquired and useful lives for those assets in accordance with Gray’s depreciation and amortization policies as follows (in thousands):

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Prior depreciation	$(16,191)	$(32,835)
Prior amortization	(565)	(2,402)
New depreciation	18,949	37,897
New amortization	35,000	70,000

Net adjustment	$37,193	$72,660

The following table reconciles the estimated purchase price for the Raycom Merger to the amount allocated, on a preliminary basis and based upon our closing stock price on October 26, 2018, to the estimated fair values of the assets expected to be acquired and retained as well as liabilities expected to be assumed and retained in the Raycom Merger (in thousands):

Cash purchase price	$2,850,000
Fair value of preferred stock	650,000
Fair value of common stock	190,670

Estimated purchase price	$3,690,670

The following table summarizes the preliminary allocation of the estimated purchase price to the estimated fair values of the assets expected to be acquired and liabilities expected to be assumed in the Raycom Merger (in thousands):

Cash and cash equivalents	$120,533
Accounts receivable	203,343
Other current assets	37,772
Property and equipment	350,000
Broadcast licenses	2,100,000
Goodwill	1,112,264
Other intangible assets	350,000
Other assets	32,312
Current liabilities	(113,439)
Deferred income taxes	(472,442)
Other liabilities	(29,673)

Total	$3,690,670

The preliminary allocation of the estimated purchase price is based upon management’s estimate of fair values using valuation techniques including the income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

Property and equipment will be depreciated over their estimated useful lives ranging from 5 years to 39 years.

The amount related to other intangible assets represents the estimated fair values of retransmission agreements, advertising contracts, advertising relationships, and other intangible assets. These intangible assets are being amortized over their estimated useful lives of 5 years.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce, as well as future synergies that we expect to generate from the Raycom Merger. We have preliminarily estimated $1,112.3 million of goodwill in connection with the Raycom Merger. A 10% increase or decrease in the Company’s stock price would increase or decrease the preliminary estimate of goodwill by $19.1 million.

The fair values of assets acquired and liabilities assumed were based upon preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations that will be completed after consummation of the Raycom Merger. These estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Raycom Merger from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill resulting from the Raycom Merger. In addition, if the value of the property and equipment and other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented herein. Any such increases could be material, and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein.

(f)

In connection with the pending consummation of the Raycom Merger, Gray expects to enter into an amendment and restatement of its Senior Credit Facility under which the Gray expects to borrow $1.65 billion of Incremental Term Loans. Additionally, upon the consummation of the Raycom Merger, Gray will assume the notes offered hereby. Gray intends to use the proceeds of the Incremental Term Loans and the notes offered hereby to pay a portion of the Cash Merger Consideration to complete the Raycom Merger and to pay related fees and expenses for the Raycom Transactions. These adjustments reflect the impact of the borrowings under the Senior Credit Facility, and the issuance of the notes, as follows:

1.

the elimination of interest expense of $82.4 million and $163.7 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to Raycom debt obligations which will be repaid upon consummation of the Raycom Merger and not expected to be assumed by Gray;

2.

the inclusion of estimated incremental interest expense of $57.4 million and $114.8 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to the amounts outstanding under the Senior Credit Facility and the notes; and

3.

additional amortization expense of $3.9 million and $7.8 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to the deferred financing charges incurred in connection with this amendment to the Senior Credit Facility and the notes.

(g)

Adjustments to reflect income tax benefit of $4.0 million for the six months ended June 30, 2018 and income tax expense of $91.5 million for the year ended December 31, 2017, resulting from the Raycom Merger and pro forma adjustments to the condensed combined statements of operations based on estimated combined federal and state effective income tax rates of 25.4% and 39.0% for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

(h)

Adjustments to reflect mandatory and cumulative dividends in the amount of $26.0 million and $52.0 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to $650.0 million of the New Preferred Stock that will be issued to certain securityholders of Raycom in connection with the consummation of the Raycom Merger.

(i)	Adjustments to reflect the 11.5 million shares of the Company’s Common Stock that will be issued to certain securityholders of Raycom in connection with the consummation of the Raycom Merger.

(j)

Financial information presented in the “Raycom” column in the unaudited pro forma condensed combined balance sheet as of June 30, 2018 has been reclassified to conform to that of Gray as indicated in the table below (in thousands):

Presentation in Raycom Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Raycom Historical As of June 30, 2018	Reclassifications		Unaudited Pro Forma As of June 30, 2018
Cash and cash equivalents	Cash and cash equivalents	$120,533	$—		$120,533
Accounts receivable, net	Receivables, net	221,985	—		221,985
Income tax receivable	Other current assets	17,510	—		17,510
Current portion of programming rights	Other current assets	6,639	—		6,639
Prepaid expenses and other assets	Other current assets	15,718	—		15,718
Programming rights, net of current portion, and accumulated amortization	Other assets	540	—		540
Property, plant, and equipment, net	Property and equipment, net	232,113	—		232,113
—	Broadcast licenses	—	471,803	1	471,803
Goodwill, net	Goodwill	999,393	—		999,393
Nonamortizable intangibles	Other intangible assets, net	496,687	(471,803	) 1	24,884
Amortizable intangibles, net	Other intangible assets, net	16,519	—		16,519
Long-term deferred income taxes, net	Other assets	49,447	—		49,447
Other assets	Other assets	31,828	—		31,828
Current installments of long-term debt to related parties	Current portion of long term debt	7,960	—		7,960
Current installments of debt and capital leases	Current portion of long term debt	24,507	—		24,507
Current installments of programing liabilities	Current portion of program broadcast obligations	12,097	—		12,097
Accounts payable	Accounts payable	12,198	—		12,198
Accrued interest	Accrued expenses	22,202	—		22,202
Accrued expenses	Accrued expenses	69,500	—		69,500
Due to parent	Accounts payable	19,662	—		19,662
Other current liabilities	Accrued expenses	8,061	—		8,061
Long-term debt to related parties	Long term debt, less current portion and deferred financing costs	1,641,300	—		1,641,300
Long-term debt and capital leases, net of current installments	Long term debt, less current portion and deferred financing costs	856,010	—		856,010
Other liabilities	Other long term liabilities	29,944	—		29,944
Deficit in net assets	Stockholders’ equity	(494,529)	—		(494,529)

1 –

In order to conform with the presentation of broadcast license intangible assets for Gray’s financial reporting, the $471.8 million relating to broadcast licenses as of June 30, 2018, has been reclassified out of nonamortizable intangibles, net into broadcast licenses.

(k)

Reflects the elimination of the historical book value of the assets, excluding cash, and liabilities of television station WSWG in Albany, Georgia included in the Gray historical financial information which will be divested in connection with the Raycom Merger.

(l)

Reflects the elimination of the historical book value of the assets and liabilities of television stations WTNZ in Knoxville, Tennessee, WTOL in Toledo, Ohio, KXXV in Waco, Texas, WTXL in Tallahassee, Florida, WFXG in Augusta, Georgia, KWES in Odessa, Texas, WPGX in Panama City, Florida, and WDFX in Dothan, Alabama included in the Raycom historical financial information which will be divested in connection with the Raycom Merger.

(m)

Adjustments to Gray’s cash on hand, as a result of the expected use of $430.0 million of cash on hand to fund the Merger Cash Consideration and the costs and transaction expenses related to the Raycom Transactions and the divestiture of television stations.

(n)	Adjustment to reflect the value of property and equipment acquired at preliminary estimated acquisition date fair values as follows (in thousands):

	Historical Book Value	Preliminary Estimated Fair Value at Acquisition Date
Land	$41,222	$30,000
Buildings and improvements	109,201	100,000
Equipment	450,521	220,000

	600,944	350,000
Accumulated depreciation	(368,831)	-0-

Total	$232,113	$350,000

The estimated fair values of these assets are based on the preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations that will be completed after the consummation of the Raycom Merger.

(o)	Adjustments to reflect the preliminary estimated acquisition date fair value of broadcast licenses acquired.

(p)

Adjustments to reflect the incremental value of goodwill (calculated as the excess of the consideration transferred over the estimated fair value of the identifiable net assets acquired and liabilities assumed) acquired.

(q)

Adjustments to reflect the net incremental value of other intangible assets acquired from Raycom. The historical net book value of the other intangible assets associated with Raycom was adjusted to the appraised fair value of these licenses as of the acquisition date.

(r)

Adjustments to reflect incremental debt that will be incurred as described in note (f), net of incremental deferred loan costs incurred of $59.9 million which will be amortized over the life of the Incremental Term Loans and the notes. Additionally, amounts presented are net of Raycom debt obligations which will be repaid upon the consummation of the Raycom Merger. Further, Raycom’s payable to its Parent related to its cash management operations will be forgiven upon the consummation of the Raycom Merger.

(s)

Adjustments to reflect the reclassification of Raycom’s net deferred tax asset balance into Gray’s net deferred tax liability balance, and to record the estimated deferred tax liability generation resulting from the adjustments to the Raycom estimated opening balance sheets for the effects of the fair value of property and equipment acquired and the fair value identifiable intangible assets acquired as a result of the Raycom Merger, assuming an effective tax rate of 25.4%.

(t)	Adjustments to reflect the issuance of the perpetual redeemable preferred stock, as discussed in note (h) as a part of the Merger Consideration.

DESCRIPTION OF OTHER INDEBTEDNESS

The following description contains a summary of our outstanding indebtedness. This description is only a summary of the applicable obligations. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

Senior Credit Facility

As of June 30, 2018, our Senior Credit Facility consisted of the Existing Revolver and a $632.0 million term loan entered into in February 2017 (the “2017 Term Loan”). Excluding accrued interest, the amount outstanding under our Senior Credit Facility as of June 30, 2018 and December 31, 2017 was comprised solely of 2017 Term Loan balances of $632.0 million and $635.2 million, respectively. The maximum borrowing capacity available under the Existing Revolver is $100.0 million, and we had no amounts outstanding thereunder at June 30, 2018. Our maximum borrowing capacity available under the Existing Revolver is limited by our required compliance with certain restrictive covenants, including, under certain circumstances, our total first lien net leverage ratio covenant. The Existing Revolver matures on February 7, 2022 and the 2017 Term Loan matures on February 7, 2024.

Borrowings under the 2017 Term Loan bear interest, at our option, at either the Base Rate (defined below) plus 1.25% to 1.50%, or at LIBOR plus 2.25% to 2.50%, in each case based on a total net leverage ratio as set forth in our Senior Credit Facility. Borrowings under the Existing Revolver bear interest, at our option, based on the Base Rate plus 0.50% to 1.00% or LIBOR plus 1.50% to 2.00%, in each case based on a first lien net leverage ratio test as set forth in our Senior Credit Facility (the “First Lien Ratio Test”). As of June 30, 2018, our 2017 Term Loan bore interest at Base Rate plus 1.25% or at LIBOR plus 2.25%, at our option, and our Existing Revolver bore interest at Base Rate plus 0.50% or at LIBOR plus 1.50%, at our option. “Base Rate” is defined as the greatest of (i) the administrative agent’s prime rate, (ii) the overnight federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.0%. We are required to pay a commitment fee on the average daily unused portion of the Existing Revolver, which rate may range from 0.375% to 0.50% on an annual basis, based on the First Lien Ratio Test.

As of June 30, 2018, the interest rate on the balance outstanding under the 2017 Term Loan was 4.3%.

In connection with the Raycom Merger, we expect to (1) replace our Existing Revolver with the 2018 Revolver, the terms of which will provide for up to $200 million in available borrowings and a maturity date extended until the fifth anniversary of the closing of the Raycom Merger, and (2) incur the Incremental Term Loans under our Senior Credit Facility, which would have a maturity date until the seventh anniversary of the closing of the Raycom Merger, subject to market conditions at the time of financing. In addition, the covenants and conditions of the Incremental Term Loans are expected to include certain modifications to the terms and conditions of the 2017 Term Loan.

The collateral for our obligations under our Senior Credit Facility consists of substantially all of our and our subsidiaries’ personal property. In addition, our subsidiaries (other than Escrow Issuer, Merger Sub and Riverwatch Augusta Land, LLC) are joint and several guarantors of the obligations and our ownership interests in our subsidiaries are pledged to collateralize the obligations. Our Senior Credit Facility contains affirmative and restrictive covenants, including, but not limited to, (i) limitations on additional indebtedness, (ii) limitations on liens, (iii) limitations on the sale of assets, (iv) limitations on investments and acquisitions, (v) limitations on the payment of dividends and share repurchases, (vi) limitations on mergers, and (vii) maintenance of a first lien net leverage ratio not to exceed certain maximum limits in the event revolving loans are outstanding under the Existing Revolver or more than $15.0 million of letters of credit are outstanding that have not been collateralized by cash as of the end of each quarter, as well as other customary covenants for credit facilities of this type. As of June 30, 2018 and December 31, 2017, we were in compliance with all covenants as required by our Senior Credit Facility.

We are a holding company with no independent assets or operations. The aggregate assets, liabilities, earnings and equity of the subsidiary guarantors as defined in our Senior Credit Facility are substantially equivalent to our assets, liabilities, earnings and equity on a consolidated basis. The subsidiary guarantors are, directly or indirectly, our wholly owned subsidiaries and the guarantees of the subsidiary guarantors are full, unconditional and joint and several. All of our current direct and indirect subsidiaries, other than Escrow Issuer, Merger Sub and Riverwatch Augusta Land, LLC, are guarantors under our Senior Credit Facility and all of our future direct and indirect subsidiaries, subject to certain exceptions will be guarantors under our Senior Credit Facility.

For further information concerning our Senior Credit Facility, see Note 3 “Long-term Debt” to each of our unaudited and audited consolidated financial statements incorporated by reference into this offering memorandum. For estimates of future principal and interest payments under our Senior Credit Facility at December 31, 2017, see “Tabular Disclosure of Contractual Obligations as of December 31, 2017” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this offering memorandum. The timing and amount of any actual future principal or interest payments thereon may differ materially therefrom based on, among other things, amounts outstanding and interest rates in effect at the applicable time.

5.125% Senior Notes due 2024

As of June 30, 2018, we had $525.0 million of our 2024 notes outstanding. As of June 30, 2018 and December 31, 2017, the coupon interest rate and the yield on the 2024 notes were 5.125%. As of June 30, 2018 and December 31, 2017, we had a deferred loan cost balance, net of accumulated amortization, of $6.2 million and $6.7 million, respectively, related to our 2024 notes.

We may redeem some or all of the 2024 notes at specified redemption prices. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to repurchase the 2024 notes. The 2024 notes mature on October 15, 2024. Interest on the 2024 notes is payable semiannually, on April 15 and October 15 of each year.

The 2024 notes have been fully and unconditionally guaranteed, on a joint and several basis, by all of our subsidiaries, other than the Escrow Issuer, Merger Sub and Riverwatch Augusta Land, LLC. As of June 30, 2018, there were no significant restrictions on the ability of our subsidiaries to distribute cash to us or to other guarantor subsidiaries. The indenture governing the 2024 notes includes covenants with which we must comply which are typical for borrowing transactions of their nature. As of June 30, 2018 and December 31, 2017, we were in compliance with all covenants as required by indenture governing our 2024 notes.

5.875% Senior Notes due 2026

As of June 30, 2018, we had $700.0 million of our 2026 notes outstanding. As of June 30, 2018 and December 31, 2017, the coupon interest rate and the yield on the 2026 notes were 5.875% and 5.398%, respectively. As of June 30, 2018 and December 31, 2017, we had a deferred loan cost balance, net of accumulated amortization, of $8.9 million and $9.5 million, respectively, related to our 2026 notes.

We may redeem some or all of the 2026 notes at specified redemption prices. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to repurchase the 2026 notes. The 2026 notes mature on July 15, 2026. Interest on the 2026 notes is payable semiannually, on January 15 and July 15 of each year.

The 2026 notes have been fully and unconditionally guaranteed, on a joint and several basis, by all of our subsidiaries, other than the Escrow Issuer, Merger Sub and Riverwatch Augusta Land, LLC. As of June 30, 2018, there were no significant restrictions on the ability of our subsidiaries to distribute cash to us or to other guarantor subsidiaries. The indenture governing the 2026 notes includes covenants with which we must comply which are typical for borrowing transactions of their nature. As of June 30, 2018 and December 31, 2017, we were in compliance with all covenants as required by indenture governing our 2026 notes.

DESCRIPTION OF NEW PREFERRED STOCK

Upon consummation of the Raycom Merger, all outstanding shares of Raycom capital stock, and options and warrants to purchase Raycom capital stock, will be cancelled in exchange for aggregate consideration consisting of, among other things, 650,000 shares of New Preferred Stock.

The New Preferred Stock is expected to be issued with the terms set forth below and as set forth in the Merger Agreement.

Dividends Payable on Shares of New Preferred Stock. Holders of shares of New Preferred Stock are entitled to receive mandatory and cumulative dividends paid quarterly in cash or, at our option, paid quarterly in kind by issuance of additional shares of New Preferred Stock (the “PIK Election Dividends”). The per-share amount of such quarterly mandatory and cumulative dividends will be calculated by multiplying (A) $1,000 (the “Liquidation Preference”) by (B) (i) if such dividends are paid in cash, 8% per annum or (ii) if such dividends are PIK Election Dividends, 8.5% per annum. If we elect to pay any portion of accrued dividends with PIK Election Dividends, we will be prohibited from repurchasing, redeeming or paying dividends on any Junior Stock (as defined below) through the end of that quarter and the subsequent two quarters, subject to certain exceptions.

Priority of Dividends; Consequences of Missed Dividends. With respect to the payment of dividends, the New Preferred Stock will rank senior to all classes and series of our common stock and all other equity securities designated as ranking junior to the New Preferred Stock (“Junior Stock”), and no new issuances of common or preferred stock will rank on a parity with the New Preferred Stock (“Parity Stock”) nor senior to the New Preferred Stock (“Senior Stock”).

If we miss any of our quarterly dividend payment obligations on the New Preferred Stock, then we would be prohibited, for that quarter and for the next two quarters thereafter, from repurchasing, redeeming and from declaring or paying any dividends on any outstanding Junior Stock, subject to certain exceptions.

Redemption of New Preferred Stock. All or any portion of the outstanding New Preferred Stock may be redeemed at our option at any time, upon written notice to the holders of New Preferred Stock at least 30 and not more than 60 days prior to the date of such optional redemption. The per share redemption price for New Preferred Stock will be equal to the sum of the Liquidation Preference and the per-share amount of any unpaid dividends for the current quarterly dividend period, up to and including the date of redemption (the “Redemption Price”). Holders of shares of New Preferred Stock redeemed pursuant to such option redemption will receive the Redemption Price in cash.

The New Preferred Stock is also subject to mandatory redemption upon the occurrence of certain change of control transactions or upon the sale or other disposition of all or substantially all assets of the Company and its subsidiaries, taken as a whole. Holders of shares of New Preferred Stock redeemed pursuant to such mandatory redemption will receive the Redemption Price in cash.

Conversion. The holders of New Preferred Stock do not have any right to exchange or convert such shares into any other securities.

Voting Rights. In general, the holders of the New Preferred Stock do not have any voting rights except as set forth in the terms of the New Preferred Stock or as otherwise required by law, in which case, each share of New Preferred Stock will be entitled to one vote.

The approval of the New Preferred Stock, given in the form of consent or affirmative vote of the holders of a majority of the outstanding shares of New Preferred Stock, voting separately as a class, is required to (i) authorize, create or issue any shares of Senior Stock, (ii) reclassify any Junior Stock into shares of Parity Stock or Senior Stock, (iii) reclassify any Parity Stock into shares of Senior Stock, (iv) authorize, create or issue any shares of Parity Stock, including, without limitation, any additional shares of New Preferred Stock other than for issuance as PIK Election Dividends or (v) amend, alter or repeal our Restated Articles of Incorporation as amended from time to time if such amendment, alteration or repeal adversely affects the powers, preferences or special rights of the New Preferred Stock.

Preemptive Rights. The New Preferred Stock does not have preemptive rights as to any of our securities, or any warrants, rights, or options to acquire any of our securities.

Liquidation Rights. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of New Preferred Stock will be entitled to receive for each share of New Preferred Stock, out of our assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the Redemption Price discussed above. Holders of New Preferred Stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of our common stock and any other Junior Stock. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of New Preferred Stock and any outstanding shares of Parity Stock, holders of the New Preferred Stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

Liability for Further Assessments. Shareholders are not subject to further assessments on their shares of the New Preferred Stock.